Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 25, 2017 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the fourth quarter ended December 31, 2016.

Highlights for the quarter included the following:

•	Total revenue of $191.0 million, a decrease of 8.2% compared with the fourth quarter of 2015.
•	Freight revenue of $173.5 million (excludes revenue from fuel surcharges), a decrease of 9.2% compared with the fourth quarter of 2015.
•
Operating income of $12.3 million and an operating ratio of 92.9%, compared with operating income of $24.3 million and an operating ratio of 87.3% in the fourth quarter of 2015. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•	Net income of $6.0 million, or $0.33 per diluted share, compared with net income of $13.2 million, or $0.73 per diluted share in the fourth quarter of 2015.

Chairman, and Chief Executive Officer, David R. Parker, made the following comments:  “The trucking environment in the fourth quarter improved sequentially compared with the third quarter of 2016. The peak freight season was more condensed than in 2015 as rapidly growing e-commerce sales continue to compress the holiday inventory stocking and delivery season. This year, the pace of freight and need for our value-added expedited services was concentrated largely between the week of Thanksgiving through Christmas Day, which was shorter than the past two peak seasons.

"On a consolidated basis, net income for the fourth quarter declined by approximately $7.2 million, or $0.40 per diluted share, compared with the fourth quarter of 2015.  The main operating differences included the following:
•	Average freight revenue per tractor declined 3.2%, lowering net profit by approximately $4.4 million, or $0.24 per diluted share.

•	Depreciation and amortization, including gains and losses on disposition of property and equipment increased $2.2 million on a pre-tax basis, or $0.07 per diluted share.
•	Covenant Transport Solutions, our logistics subsidiary, operating income declined by approximately $1.4 million, or $0.05 per diluted share.
•	Excluding Covenant Transport Solutions, non-driver wages decreased approximately $1.8 million on a pre-tax basis, or a benefit of $0.06 per diluted share.

Management Discussion—Asset-Based Truckload Operations
Mr. Parker continued:  “For the quarter, total revenue in our asset‑based operations decreased to $165.2 million, a decrease of $11.1 million compared with the fourth quarter of 2015.  This decrease consisted of an $11.6 million reduction of freight revenue, partially offset by a $0.5 million increase in fuel surcharge revenue. The $11.6 million decrease in freight revenue related to a 119 truck (or 4.4%) decrease in our average tractor fleet and a 3.2% decrease in average freight revenue per tractor. Team-driven trucks increased to an average of 1,032 teams in the fourth quarter of 2016, an increase of approximately 6.8% over the average of 966 teams in the fourth quarter of 2015.

“Average freight revenue per tractor per week decreased to $4,280 during the 2016 quarter from $4,423 during the 2015 quarter.  Average freight revenue per loaded mile decreased by 14.3 cents per mile (or -6.6%) compared to the 2015 quarter.  This decrease was partially offset by a 100 basis point improvement in empty miles percentage (miles for which we do not receive freight revenue or fuel surcharge revenue) and a 2.4% increase in average miles per tractor. The primary contributor to lower freight revenue per loaded mile and higher miles per tractor was the capacity strategy of certain e-commerce customers to reduce the number of tractors contracted under daily rates regardless of miles in favor of more traditional mileage-based capacity. This allowed the available trucks to run additional miles, but had the effect of reducing our recognized freight revenue per mile. Another factor impacting the increased utilization was a 430 basis point increase in the percentage of our fleet comprised of team-driven trucks.

“At SRT, our refrigerated truckload subsidiary, miles per tractor and average freight revenue per total mile continued to be under pressure while we re-engineer our freight network in a difficult environment.  SRT experienced a year-over-year decline in average freight revenue per tractor of 7.8% compared with the fourth quarter of 2015.  SRT experienced a fourth consecutive quarter of operating at a loss. On a positive note, SRT experienced a sequential increase in average freight revenue per tractor of 4.3% compared with the third quarter of 2016.

“Depreciation and amortization, including gains and losses on disposition of property and equipment increased by approximately $2.2 million. The main factors were a $1.0 million decrease in year-over-year gain on disposal of equipment due to the soft used truck market, and the $1.1 million year-over-year increase in depreciation expense, primarily as a result of lowering the salvage values during the third quarter of 2016 due to the soft used truck market.

“Non-driver wages for our asset-based operations decreased by approximately $1.8 million primarily due to reduced incentive compensation.”

Management Discussion—Non-Asset Based Logistics and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based logistics subsidiary:  “For the quarter, Solutions’ total revenue decreased 18.9%, to $25.8 million from $31.8 million in the same quarter of 2015. Operating income was approximately $2.5 million for an operating ratio of 90.4%, compared with operating income of approximately $3.9 million and an operating ratio of 87.7% in the fourth quarter of 2015. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.6 million of pre-tax income in the quarter compared with $0.9 million in the fourth quarter of 2015.”

Cash Flow, Liquidity and Capitalization
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At December 31, 2016, we had approximately $55.6 million of borrowing availability under our revolving line of credit. At December 31, 2016, our total balance sheet debt and capital lease obligations, net of cash, were $208.1 million, and our stockholders’ equity was $236.4 million, for a ratio of net debt to total balance sheet capitalization of 46.8%.  At December 31, 2016, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $18.7 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2015, the Company's balance sheet debt and capital lease obligations, net of cash, decreased by $37.5 million, while the present value of financing provided by operating leases remained essentially constant.

“In 2016, we took delivery of approximately 650 new company tractors and disposed of approximately 1,074 used tractors (including the 365 tractors that had been recorded as Assets held for sale at December 31, 2015). Our current tractor fleet plan for 2017 includes the delivery of approximately 485 new company tractors, and the disposal of approximately 460 used tractors. For 2017, the average size of our tractor fleet is expected to be approximately 1.0% to 2.0% above the average for 2016. Our average company tractor fleet age was 1.8 years at December 31, 2016, and is expected to be between 2.1 years and 2.4 years by the end of 2017. With the relatively young age, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.”

Outlook
Mr. Cribbs continued: “For 2017, we are forecasting sequential improvement throughout the year. In the first half of 2017, we do not expect to match the earnings per share levels we generated for the first and second quarters of 2016. However, we believe the combination of an improving economy, growth of time-sensitive e-commerce freight, industry regulatory changes, retail inventory declines, year-over-year net fuel expense savings from our improved fuel hedge positions, and operational progress at SRT should deliver earnings improvement that result in higher earnings for the second half and potentially the full year of 2017. We expect our average truck count to start the year with a year-over-year decrease in the first quarter of 2017 and to grow slowly over the remainder of the year. We expect year-over-year average freight revenue per total mile to be lower into at least part of the second quarter and then inflect positive for the remainder of the year. Miles per tractor improvement is expected in all quarters as the percentage of our team-driven trucks should be increased on a year-over-year basis. As a result of the weak used truck market and decisions to extend the trade cycle of our tractor fleet, we expect increased year-over-year depreciation expense for the first half of 2017, followed by moderate year-over-year decreases for the second half of 2017, as well as increased maintenance expense throughout the year with the slightly higher-aged fleet. The largest variable we foresee is the pace and magnitude of improvement at SRT, which we believe could contribute up to $10.0 million of pre-tax income in improved results as compared with 2016. The pace and amount of change will depend, in large part, on our ability to enhance the freight network, which depends on internally re-engineering lanes and a stronger refrigerated freight market. Our success in turning around SRT is expected to determine whether our earnings per share in 2017 exceed our results for 2016. From a balance sheet perspective, with net capital expenditures scheduled to be below normal replacement cycle, along with positive operating cash flows, we expect to further reduce balance sheet and off-balance sheet debt over the course of fiscal 2017.”

Conference Call Information
The Company will host a live conference call tomorrow, January 26, 2017, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG4.  An audio replay will be available for one week following the call at 877-919-4059, access code 79617437. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to freight demand, trucking capacity, fuel hedges, equipment purchases and disposals, average fleet size, the value of leased equipment, and the statements under “Outlook” are forward-looking statements. Such items have not been subjected to all the review and audit procedures associated with the release of actual financial results.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during our peak business during the fourth quarter, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer Richard.Cribbs@ctgcompanies.com	(423) 463-3331

For copies of Company information contact:
Kim Perry, Administrative Assistant Kimberly.Perry@ctgcompanies.com	(423) 463-3357

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA				INCOME STATEMENT DATA
	Three Months Ended December 31,				Year Ended December 31,
($000s, except per share data)	2016		2015	% Change	2016	2015	% Change
Freight revenue	$173,501		$191,117	-9.2%	$610,845	$640,120	-4.6%
Fuel surcharge revenue	17,477		16,945	3.1%	59,806	84,120	-28.9%
Total revenue	$190,978		$208,062	-8.2%	$670,651	$724,240	-7.4%

Operating expenses:
Salaries, wages, and related expenses	62,860		67,154		234,526	244,779
Fuel expense	27,118		27,230		103,108	122,160
Operations and maintenance	11,637		10,792		45,864	46,458
Revenue equipment rentals and purchased transportation	37,165		41,869		117,472	118,583
Operating taxes and licenses	3,308		2,854		11,712	11,016
Insurance and claims	10,611		10,182		32,596	31,909
Communications and utilities	1,569		1,615		6,057	6,162
General supplies and expenses	4,220		4,014		14,413	14,007
Depreciation and amortization, including gains and losses on disposition of property and equipment	20,224		18,016		72,456	61,384
Total operating expenses	178,712		183,726		638,204	656,458
Operating income	12,266		24,336		32,447	67,782
Other (income) expenses:
Interest expense	2,016		2,483		8,226	8,445
Interest income	-		-		-	-
Other	-		-		-	-
Other expenses, net	2,016		2,483		8,226	8,445
Equity in income of affiliate	550		850		3,000	4,570
Income before income taxes	10,800		22,703		27,221	63,907
Income tax expense	4,818		9,473		10,386	21,822
Net income	$5,982		$13,230		$16,835	$42,085

Basic earnings per share	$0.33		$0.73		$0.93	$2.32
Diluted earnings per share	$0.33		$0.73		$0.92	$2.30
Basic weighted average shares outstanding (000s)	18,195		18,058		18,182	18,145
Diluted weighted average shares outstanding (000s)	18,291		18,205		18,266	18,311

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015	% Change	2016	2015	% Change
($000s)	SEGMENT REVENUES				SEGMENT REVENUES
Asset-based trucking revenues	$147,694		$159,309	-7.3%	$541,420	$571,798	-5.3%
Covenant Transport Solutions non-asset based revenues	25,807		31,808	-18.9%	69,425	68,322	1.6%
Freight revenue	$173,501		$191,117	-9.2%	$610,845	$640,120	-4.6%

	OPERATING STATISTICS				OPERATING STATISTICS
Average freight revenue per loaded mile	$2.027		$2.170	-6.6%	$1.859	$1.881	-1.2%
Average freight revenue per total mile	$1.823		$1.929	-5.5%	$1.666	$1.688	-1.3%
Average freight revenue per tractor per week	$4,280		$4,423	-3.2%	$3,881	$3,967	-2.2%
Average miles per tractor per period	30,856		30,133	2.4%	121,782	122,508	-0.6%
Weighted avg. tractors for period	2,559		2,678	-4.4%	2,593	2,700	-3.9%
Tractors at end of period	2,535		2,656	-4.6%	2,535	2,656	-4.6%
Trailers at end of period	7,389		6,978	5.9%	7,389	6,978	5.9%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	12/31/2016		12/31/2015
Total assets	$619,788	*	$646,717
Total stockholders' equity	$236,413		$202,160
Total balance sheet debt, net of cash	$208,074		$245,540
Net Debt to Capitalization Ratio	46.8%		54.8%
Tangible book value per basic share	$12.95		$11.15

* Corrected
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